News Release

FOR IMMEDIATE RELEASE

PLUG POWER RECIEVES NASDAQ NOTICE REGARDING NON-COMPLIANCE
WITH MINIMUM BID PRICE RULE

LATHAM, NY – September 16, 2009 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, today announced that it received a notice after the market close on September 15, 2009 from the NASDAQ Stock Market. The notice stated that the Company was not in compliance with NASDAQ Marketplace Rule 5450(a)(1) because the bid price of the Company’s common stock closed below the required minimum $1.00 per share for the previous 30 consecutive business days. The NASDAQ notice has no immediate effect on the listing of the Company’s common stock.

In accordance with NASDAQ rules, Plug Power has a period of 180 calendar days, until March 15, 2010, to regain compliance with the minimum bid price rule. If at any time before March 15, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has regained compliance with the minimum bid price rule.

In the event the Company does not regain compliance with the Rule prior to the expiration of the 180-day period, NASDAQ will notify the Company that its securities are subject to delisting.  However, the Company may appeal the delisting determination to a NASDAQ hearing panel and the delisting will be stayed pending the panel’s determination. At this hearing, the Company would present a plan to regain compliance and NASDAQ would then subsequently render a decision. The Company is currently evaluating its alternatives to resolve the listing deficiency.

On June 30, 2009, Plug Power had cash, cash equivalents and available-for-sale securities of $80.0 million and net working capital of $72.9 million.

About Plug Power Inc.

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable energy solutions, integrates fuel cell technology into motive and continuous power products. The Company is actively engaged with private and public customers in targeted markets throughout the world. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding our growth plan. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; Plug Power’s ability to develop commercially viable energy products; the cost and timing of developing Plug Power’s energy products; market acceptance of Plug Power’s energy products; Plug Power’s ability to manufacture energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of fuel and fueling infrastructures for Plug Power’s energy products; Plug Power’s ability to protect its Intellectual Property; Plug Power’s ability to lower the cost of its energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s energy products; and other risks and uncertainties discussed under “Item IA—Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission (“SEC”) on March 16, 2009, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this communication.

Media Contact:

Katrina Fritz Intwala

Plug Power Inc.

Phone: (518) 782-7700 ext. 1360
Investor Relations Contact: Cathy Yudzevich Plug Power Inc. Phone: (518) 782-7700 ext. 1448